Exhibit 99.1
The First Bancorp Reports Results for 2022
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the year ended December 31, 2022. Unaudited net income was $39.0 million, an increase of 7.5% from the $36.3 million reported for the year ended December 31, 2021. Net of non-recurring Payroll Protection Program (PPP) revenue, unaudited net income for 2022 was up 14.6% over 2021. Earnings per common share on a fully diluted basis were up $0.23 to $3.53 per share, an increase of 7.0% from the prior year. The Company also announced operating results for the three months ended December 31, 2022. Unaudited net income was $9.2 million, a decrease of 3.7% from the final three months of 2021. Net of non-recurring PPP revenue, unaudited net income for the three months ended December 31, 2022 was up 6.3% from the same period in 2021. Earnings per share on a fully diluted basis for the fourth quarter of 2022 were $0.83, down $0.04 or 4.6% from the fourth quarter of 2021.
“I'm pleased to report that The First Bancorp closed 2022 with record annual earnings of $39.0 million", commented Tony C. McKim, the Company’s President and Chief Executive Officer. "Driving our 2022 earnings performance was a 14.9% year-over-year increase in net interest income before loan loss provision which resulted from loan growth of $267.0 million or 16.2% for the year. Our net interest margin for the year was 3.15%, up from 2.95% in 2021. The increase in annual net interest income helped to mitigate a sharp reduction in mortgage banking revenue from the prior year. Operating costs remained largely in check as demonstrated by an efficiency ratio of 45.96% for the year."
Mr. McKim continued, "In the fourth quarter of 2022, the Company had net income of $9.2 million as compared to net income of $9.5 million in the fourth quarter of 2021. On a pre-tax, pre-provision basis (PTPP) (non-GAAP), net income for the fourth quarter of 2022 was $11.6 million compared to $9.6 million in the fourth quarter of 2021, when a reverse provision for loan losses of $2.0 million was recorded. Net interest income before loan loss provision in the fourth quarter of 2022 increased 10.1% from the fourth quarter of 2021, a period which included $1.1 million in interest income attributable to PPP compared to zero in the fourth quarter of 2022. Non-interest income declined $952,000 period-to-period attributable to mortgage banking revenue and recognition of certain one-time gains in the fourth quarter of 2021. Operating expenses for the fourth quarter of 2022 decreased by $1.1 million from the fourth quarter of 2021, the result of one-

time expenses associated with the sale of loans recorded in the prior year period, and increased compensation costs.
"Reflecting upon the year just concluded, a number of accomplishments stand out. We opened our eighteenth office in Brewer, Maine and look forward to serving that community for many years to come. A new online banking and mobile banking platform was introduced to enhance user experience and engagement. The Bank funded a total of $713 million in new loans in 2022 to benefit businesses and consumers across our footprint. Through donations, sponsorships and volunteerism we continue to support numerous causes and events throughout the State, and we were proud to announce a $300,000 long-term commitment to the Maine Lobsterman's Association. Finally, we were pleased to be honored as a Piper Sandler Companies Sm-All Star for 2022, the only company in New England to be so honored. These accomplishments and many more are made possible by our team of more than 270 bankers whose efforts on behalf of our customers and communities continue to stand out each and every day."
2022 FINANCIAL HIGHLIGHTS
•Net income increased 7.5% over 2021, setting a new high-mark for annual earnings.
•Pre-tax, pre-provision net income (non-GAAP) increased 12.9% compared to 2021.
•Total assets increased $212.1 million, ending the year at $2.74 billion.
•Total loans outstanding at December 31, 2022 were $1.91 billion, up $267.0 million or 16.2%, year-over-year.
•Total deposits as of December 31, 2022 totaled $2.38 billion, an increase of $255.6 million or 12.0% year-over-year.
•Efficiency Ratio (non-GAAP) was 45.96% for 2022, down from 47.81% in 2021 (the GAAP Efficiency Ratio was 47.19% for the year, down from 49.19% in 2021).
FINANCIAL CONDITION
Total assets at December 31, 2022 were $2.74 billion, up $212.1 million from the prior year end. Earning assets increased $190.5 million year-over-year, as loan balances grew $267.0 million, interest-bearing cash balances declined by $63.0 million and investments declined by $13.7 million. Loan portfolio growth in 2022 was led by commercial real estate and construction loans which increased $137.7 million, including $25.5 million in the fourth quarter. Residential mortgage and construction loans increased $81.3 million year-over-year, other commercial loans increased $54.8 million and home equity line of credit balances increased by $2.9 million. Overall loan growth excluding PPP totaled $289.0 million, or 17.8% for the year. PPP loan balances were near zero at year-end 2022.

Total deposits at December 31, 2022 were $2.38 billion, up $255.6 million or 12.0% from December 31, 2021. Low-cost deposits decreased $31.6 million year-over-year centered in demand and NOW balances. Certificate of deposit balances increased $301.5 million year-over-year, while borrowed funds decreased by $32.9 million.
The Company’s capital position remained strong as of December 31, 2022, with an estimated total risk-based capital ratio of 13.65%, and an estimated leverage capital ratio of 9.01%. These measures compare to 14.27% and 8.63% respectively as of December 31, 2021. The Company's tangible book value was $17.93 per share as of December 31, 2022, a decrease from $19.52 a year earlier, and up from $17.13 as of September 30, 2022. The period to period changes are the result of changes in the unrealized loss position on available for sale securities. Removing the effect of these unrealized losses, the adjusted tangible book value (non-GAAP) as of these dates would have been $21.98 as of December 31, 2022, $19.68 as of December 31, 2021, and $21.44 as of September 30, 2022.
ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality continues to be strong and stable. As of December 31, 2022, the ratio of non-performing assets to total assets was 0.06%, improved from 0.23% a year earlier. The ratio of non-performing loans to total loans stood at 0.09%, improved from 0.35% at December 31, 2021. Net charge-offs as a percentage of loans were 0.03% as of December 31, 2022, up slightly from 0.02% in 2021 and down from 0.10% in 2020. Past due loans were 0.08% of total loans as of December 31, 2022, down from 0.26% of total loans at December 31, 2021.
The allowance for loan losses stood at 0.87% of total loans as of December 31, 2022, down modestly from 0.94% of total loans at December 31, 2021. Management considers the allowance to be at an appropriate level given the strong asset quality metrics at year-end. As reported in the Company's earnings release for the third quarter of 2022, the Bank has no remaining active COVID-19 related modifications in its loan portfolio.
OPERATING RESULTS
Net income for the year ended December 31, 2022 was $39.0 million, up $2.7 million or 7.5% from the year ended December 31, 2021. On a fully diluted earnings per share basis, 2022 earnings were $3.53, up $0.23 or 7.0% from the prior year. The Company’s Return on Average Assets for the year ended December 31, 2022 was 1.49% , up slightly from 1.48% for the year ended December 31, 2021. On a PTPP (non-GAAP) basis, 2022 Return on Average Assets was 1.87%, up from 1.78% the prior year. Return on Average Tangible Common Equity was 19.15% for the year ended

December 31, 2022, up from 17.64% for the year ended December 31, 2021. On a PTPP basis (non-GAAP), Return on Average Tangible Common Equity for 2022 was 24.13%, up from 21.18% in 2021. The Company's Efficiency Ratio (non-GAAP) was 45.96% for the year ended December 31, 2022, improved from 47.81% in 2021. (GAAP Efficiency Ratio was 47.19% for the year ended December 31, 2022, down from 49.19% in 2021.)
Contributing factors to the Company’s 2022 annual and fourth quarter results included:
•Earning asset growth coupled with a wider balance sheet spread led to a $9.9 million increase in tax-equivalent net interest income year-over-year, an increase of 14.4%. In the fourth quarter of 2022, tax equivalent net interest income was up $1.8 million from the same period in 2021, an increase of 10.0%. The period-to-period increases include net reductions in PPP related interest income of $2.7 million for the year and $1.1 million in the fourth quarter.
•Net interest margins improved to 3.09% for the quarter ended December 31, 2022 and 3.15% for the year then ended, as compared to 3.00% and 2.95% respectively for the same periods in 2021.
•Non-interest income before net securities gains was $16.9 million for the year ended December 31, 2022, down $2.5 million or 12.9% from 2021. The decrease in non-interest income is primarily attributable to a 72.8% reduction in mortgage banking revenue from 2021, as higher interest rates dramatically slowed refinance activity from the elevated levels of the prior two years, and negatively impacted both gain on sale income and mortgage servicing rights valuation. Debit card revenue increased 21.9% year-over-year, while a 1.6% increase in revenues was achieved by First National Wealth Management, the Bank’s trust and investment management division, despite adverse market conditions.
•Non-interest expense for 2022 was $43.9 million, up $1.8 million or 4.2% from 2021. Employee salary and benefit expense increased 10.2% from the prior year, partially the result of increased staffing associated with the Bank's opening of a new branch. Occupancy expense, furniture & equipment expense, and FDIC insurance premiums each had modest dollar increases from 2021. Other operating expenses decreased 9.1% year-to-year attributable to loan sale expenses recognized in the fourth quarter of 2021.

DIVIDEND
On December 15, 2022, the Company's Board of Directors declared a fourth quarter dividend of $0.34 per share. The fourth quarter dividend represents a payout to shareholders of 40.48% of earnings per share for the period, and will be paid on January 20, 2023 to shareholders of record as of January 9, 2023.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.71 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	December 31, 2022	December 31, 2021
Assets
Cash and due from banks	$22,728	$20,634
Interest-bearing deposits in other banks	3,693	66,678
Securities available for sale	284,509	320,566
Securities to be held to maturity	393,896	370,040
Restricted equity securities, at cost	3,883	5,365
Loans held for sale	275	835
Loans	1,914,674	1,647,649
Less allowance for loan losses	16,723	15,521
Net loans	1,897,951	1,632,128
Accrued interest receivable	9,829	7,544
Premises and equipment	28,277	28,949
Goodwill	30,646	30,646
Other assets	63,491	43,714
Total assets	$2,739,178	$2,527,099
Liabilities
Demand deposits	$318,626	$334,945
NOW deposits	630,416	655,061
Money market deposits	192,632	206,901
Savings deposits	369,532	360,185
Certificates of deposit	489,793	252,568
Certificates $100,000 to $250,000	259,614	258,211
Certificates $250,000 and over	118,264	55,426
Total deposits	2,378,877	2,123,297
Borrowed funds	103,483	136,342
Other liabilities	27,895	21,803
Total Liabilities	2,510,255	2,281,442
Shareholders' equity
Common stock	110	110
Additional paid-in capital	68,435	66,830
Retained earnings	204,343	180,417
Net unrealized loss on securities available for sale	(44,718)	(1,718)
Net unrealized loss on securities transferred from available for sale to held to maturity	(64)	(87)
Net unrealized gain on cash flow hedging derivative instruments	544	—
Net unrealized gain on postretirement costs	273	105
Total shareholders' equity	228,923	245,657
Total liabilities & shareholders' equity	$2,739,178	$2,527,099
Common Stock
Number of shares authorized	18,000,000	18,000,000
Number of shares issued and outstanding	11,045,186	10,998,765
Book value per common share	$20.73	$22.33
Tangible book value per common share	$17.93	$19.52

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the year ended December 31,		For the quarter ended December 31,
In thousands of dollars, except per share data	2022	2021	2022	2021
Interest income
Interest and fees on loans	$75,805	$62,195	$22,342	$16,331
Interest on deposits with other banks	315	72	152	27
Interest and dividends on investments	16,915	14,814	4,586	3,641
Total interest income	93,035	77,081	27,080	19,999
Interest expense
Interest on deposits	15,359	7,314	7,169	1,518
Interest on borrowed funds	1,510	3,464	427	785
Total interest expense	16,869	10,778	7,596	2,303
Net interest income	76,166	66,303	19,484	17,696
Provision (credit) for loan losses	1,750	(375)	450	(1,950)
Net interest income after provision (credit) for loan losses	74,416	66,678	19,034	19,646
Non-interest income
Investment management and fiduciary income	4,600	4,529	1,087	1,177
Service charges on deposit accounts	1,825	1,568	467	436
Net securities gains	7	23	—	1
Mortgage origination and servicing income	1,424	5,236	190	885
Debit card income	6,348	5,208	1,464	1,333
Other operating income	2,670	2,819	639	967
Total non-interest income	16,874	19,383	3,847	4,799
Non-interest expense
Salaries and employee benefits	23,316	21,152	6,224	5,552
Occupancy expense	3,052	2,841	754	693
Furniture and equipment expense	5,058	4,788	1,318	1,253
FDIC insurance premiums	1,068	824	330	224
Amortization of identified intangibles	69	69	17	17
Other operating expense	11,341	12,474	3,068	5,107
Total non-interest expense	43,904	42,148	11,711	12,846
Income before income taxes	47,386	43,913	11,170	11,599
Applicable income taxes	8,396	7,644	1,973	2,053
Net Income	$38,990	$36,269	$9,197	$9,546
Basic earnings per share	$3.56	$3.33	$0.84	$0.87
Diluted earnings per share	$3.53	$3.30	$0.83	$0.87

The First Bancorp
Selected Financial Data (Unaudited)

	For the year ended December 31,		For the quarter ended December 31,
Dollars in thousands, except for per share amounts	2022	2021	2022	2021

Summary of Operations
Interest Income	$93,035	$77,081	$27,080	$19,999
Interest Expense	16,869	10,778	7,596	2,303
Net Interest Income	76,166	66,303	19,484	17,696
Provision (credit) for Loan Losses	1,750	(375)	450	(1,950)
Non-Interest Income	16,874	19,383	3,847	4,799
Non-Interest Expense	43,904	42,148	11,711	12,846
Net Income	38,990	36,269	9,197	9,546
Per Common Share Data
Basic Earnings per Share	$3.56	$3.33	$0.84	$0.87
Diluted Earnings per Share	3.53	3.30	0.83	0.87
Cash Dividends Declared	1.34	1.27	0.34	0.32
Book Value per Common Share	20.73	22.33	20.73	22.33
Tangible Book Value per Common Share	17.93	19.52	17.93	19.52
Market Value	29.94	31.40	29.94	31.40
Financial Ratios
Return on Average Equity (a)	16.63%	15.33%	16.15%	15.47%
Return on Average Tangible Common Equity (a)	19.15%	17.64%	18.71%	17.71%
Return on Average Assets (a)	1.49%	1.48%	1.34%	1.49%
Average Equity to Average Assets	8.94%	9.67%	8.32%	9.65%
Average Tangible Equity to Average Assets	7.76%	8.41%	7.18%	8.43%
Net Interest Margin Tax-Equivalent (a)	3.15%	2.95%	3.09%	3.00%
Dividend Payout Ratio	37.64%	38.14%	40.48%	36.78%
Allowance for Loan Losses/Total Loans	0.87%	0.94%	0.87%	0.94%
Non-Performing Loans to Total Loans	0.09%	0.35%	0.09%	0.35%
Non-Performing Assets to Total Assets	0.06%	0.23%	0.06%	0.23%
Efficiency Ratio	45.96%	47.81%	48.83%	55.61%
At Period End
Total Assets	$2,739,178	$2,527,099	$2,739,178	$2,527,099
Total Loans	1,914,674	1,647,649	1,914,674	1,647,649
Total Investment Securities	682,288	695,971	682,288	695,971
Total Deposits	2,378,877	2,123,297	2,378,877	2,123,297
Total Shareholders' Equity	228,923	245,657	228,923	245,657
(a) Annualized using a 365-day basis for 2022 and 2021

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2022 and 2021.

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net interest income as presented	$76,166	$66,303	$19,484	$17,696
Effect of tax-exempt income	2,326	2,325	607	563
Net interest income, tax equivalent	$78,492	$68,628	$20,091	$18,259

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Non-interest expense, as presented	$43,904	$42,148	$11,711	$12,846
Net interest income, as presented	76,166	66,303	19,484	17,696
Effect of tax-exempt interest income	2,326	2,325	607	563
Non-interest income, as presented	16,874	19,383	3,847	4,799
Effect of non-interest tax-exempt income	170	168	43	44
Net securities gain	(7)	(23)	—	(1)
Adjusted net interest income plus non-interest income	$95,529	$88,156	$23,981	$23,101
Non-GAAP efficiency ratio	45.96%	47.81%	48.83%	55.61%
GAAP efficiency ratio	47.19%	49.19%	50.20%	57.11%

The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Average shareholders' equity as presented	$234,521	$236,564	$225,940	$244,874
Less intangible assets	(30,892)	(30,962)	(30,884)	(30,994)
Tangible average shareholders' equity	$203,629	$205,602	$195,056	$213,880

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of Pre-Tax, Pre-Provision Net Income is presented. The following table provides a reconciliation to Net Income:

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Income, as presented	$38,990	$36,269	$9,197	$9,546
Add: provision (credit) for loan losses	1,750	(375)	450	(1,950)
Add: income taxes	8,396	7,644	1,973	2,053
Pre-Tax, pre-provision net income	$49,136	$43,538	$11,620	$9,649

The following table provides a reconciliation of period ending tangible common equity to the Company's consolidated financial statements, adjusted to remove unrealized losses:

	Period Ending
In thousands of dollars except per share data	December 31, 2022	December 31, 2021
Shareholders' Equity	$228,923	$245,657
Intangible Assets	(30,856)	(30,925)
Tangible Common Equity	198,067	214,732
Unrealized Losses on Available for Sale Securities, net of tax	44,718	1,718
Adjusted Tangible Common Equity	$242,785	$216,450
Adjusted Tangible Book Value Per Share	$21.98	$19.68

The following table provides a reconciliation of net income (GAAP) to net income excluding interest income attributable to Payroll Protection Program (PPP) fee recognition:

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Income (GAAP)	$38,990	$36,269	$9,197	$9,546
Interest Income Attributable to PPP Fee Recognition	(1,252)	(3,950)	—	(1,142)
Change in Income Taxes Attributable to PPP Fee Recognition	271	854	—	247
Net Income without PPP (non-GAAP)	$38,009	$33,173	$9,197	$8,651

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com